CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated July 25, 2007 for the Encompass Fund (the "Fund"), a series of Encompass Funds (the “Trust”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Post-Effective Amendment No. 2 under the Investment Company Act of 1940 to Encompass Funds  Registration Statement on Form N-1A (File Nos. 333-132838 and 811-21885), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/ Sanville & Company

Abington, Pennsylvania

    Sanville & Company

September 28, 2007